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                                                                    Exhibit 5.01

June 13, 2001

Gemstar - TV Guide International, Inc.
135 North Los Robles Avenue, Suite 800
Pasadena, California 91101

Ladies and Gentlemen:

     We have acted as counsel for Gemstar - TV Guide International, Inc. ("Gemstar") in connection with the merger of SkyMall, Inc. with and into a wholly-owned subsidiary of Gemstar (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of May 14, 2001, and the issuance and registration of shares of Gemstar's common stock, par value $0.01 per share (the "Shares") in connection with the Merger, as described in the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). In connection therewith, we have examined, among other things, the Registration Statement, as well as the proceedings and other actions taken by Gemstar in connection with the authorization of the Shares and such other matters as we deemed necessary for purposes of rendering this opinion.

     Based on the foregoing, and in reliance thereon, we are of the opinion that
(i) the Shares have been duly authorized and (ii) upon issuance of the Shares in connection with the Merger as described in the Registration Statement and the Proxy Statement/Prospectus constituting a part thereof ("Proxy Statement/Prospectus"), the Shares will be validly issued, fully paid and non-assessable.

     Gemstar is a Delaware corporation. We are not admitted to practice in Delaware. However, we are familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Subject to the foregoing, this opinion is limited to the present laws of the State of Delaware and to the present federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.


                             Respectfully Submitted,

                             /s/ BAKER BOTTS L.L.P.